Exhibit 99.1

FFBW, Inc. Announces Financial Results for the Three Months Ended June 30, 2021

Brookfield, WI, August 6, 2021 – FFBW, Inc. (Nasdaq: FFBW) (the “Company”), the parent company of First Federal Bank of Wisconsin (the “Bank”), a federally chartered stock savings bank offering full-service commercial banking, consumer banking and residential lending, today announced unaudited financial results for the three months ended June 30, 2021.  For the three months ended June 30, 2021, net income was $452,000, or $0.07 per diluted share, compared to $365,000, or $0.05 per diluted share, for the three months ended June 30, 2020, a 23.8% increase quarter to quarter.

Share Repurchase Program

The Company continued the execution of a stock repurchase program during the second quarter. The program authorized the Company to repurchase up to 10% of the outstanding stock. Through June 30, 2021, 672,000 or 8.7% of the outstanding shares were repurchased, reducing the total number of shares outstanding at the end of the quarter to 7,034,000.

Edward H. Schaefer, President and CEO, stated, “Our community bank model focusing on prudent small business lending continues to increase earnings while we diligently work to maintain our net interest margin and find operational efficiencies from our recent acquisition. As we come out of the pandemic, I want to thank our stakeholders (employees, customers and investors) for their efforts and support the last year as we navigated through these very challenging times”.

Financial Highlights at June 30, 2021

•	At June 30, 2021, the Bank had a Tier 1 Risk-Based Capital ratio of 33.6%.

•	At June 30, 2021, the allowance for loan loss was 1.21% of total loans and 719.5% of non-performing loans.

•	At June 30, 2021, the Bank has no other real estate owned (OREO).

Income Statement and Balance Sheet Overview

Total interest and dividend income increased $25,000 or 0.9%, to $2.8 million for the three months ended June 30, 2021, compared to $2.8 million for the three months ended June 30, 2020.  Average interest-earning assets increased $39.4 million, or 14.1%, to $319.1 million for the three months ended June 30, 2021, compared to $279.7 million for the three months ended June 30, 2020, and the weighted average yield on interest-earning assets decreased 47 basis points when comparing the 2021 and 2020 periods. The decrease in average yield was primarily the result of an increase in our cash balance.

Total interest expense decreased $178,000, or 40.2%, to $265,000 for the three months ended June 30, 2021, compared to $443,000 for the three months ended June 30, 2020.  Average interest-bearing liabilities increased $47.8 million, or 32.6%, to $194.4 million for the three months ended June 30, 2021, from $146.6 million for the three months ended June 30, 2020. The rate paid on interest-bearing liabilities decreased 66 basis points to 0.55% for the three months ended June 30, 2021, compared to 1.21% for the three months ended June 30, 2020.

Net interest margin was 3.23% for the three months ended June 30, 2021, compared to 3.40% for the three months ended June 30, 2020.

The loan loss provision was $0 for the three months ended June 30, 2021, compared to $215,000 for the three months ended June 30, 2020.  On June 30, 2021, our allowance for loan loss was $2.4 million, or 1.21%, of total loans. At June 30, 2021, the Bank’s allowance for loan losses excluding government guaranteed PPP loans is 1.26% of total loans.

Noninterest income decreased $40,000, or 13.3%, to $260,000 for the three months ended June 30, 2021, compared to $300,000 for the three months ended June 30, 2020.  The decrease was due primarily to a decrease in the gain on sale of loans of $53,000 resulting from a decrease in refinance volume.

Noninterest expense increased $273,000, or 13.6%, to $2.3 million for the three months ended June 30, 2021, compared to $2.0 million for the three months ended June 30, 2020.  The increase was primarily due to an increase in salaries and employee benefits expenses of $363,000 which was influenced by the acquisition of Mitchell Bank.

Total assets increased $13.6 million, or 4.0%, to $352.6 million at June 30, 2021 from $339.0 million at December 31, 2020 due to a $42.9 million increase in cash due, in part, to deposit growth.

Nonaccrual loans were $0.3 million, or 0.10% of total loans, at June 30, 2021, and $1.1 million, or 0.49% of total loans, at December 31, 2020. Non-performing assets were $0.3 million, or 0.17% of total assets, at June 30, 2021, compared to $1.2 million, or 0.35% of total assets, at December 31, 2020.

About the Company

FFBW, Inc. is the holding company for First Federal Bank of Wisconsin, a wholly owned subsidiary. The Company’s stock trades on the NASDAQ Capital Market under the symbol “FFBW.”  First Federal Bank of Wisconsin is a full-service stock savings bank based in Waukesha, Wisconsin, servicing customers in Waukesha and Milwaukee Counties in Wisconsin through five branch locations.

Cautionary Statement Regarding Forward-Looking Statements

This release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-looking statements include, but are not limited to: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; statements regarding the quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: general economic conditions, either nationally or in our market areas, that are worse than expected; economic or regulatory changes related to the COVID-19 pandemic; changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; our ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in our market area; our ability to implement and change our business strategies; competition among depository and other financial institutions; inflation and changes in the interest rate environment that reduce our margins and yields, our mortgage banking revenues, the fair value of financial instruments or our level of loan originations, or increase the level of defaults, losses and prepayments on loans we have made and make; adverse changes in the securities or secondary mortgage markets; changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements, including as a result of Basel III; the impact of the Dodd-Frank Act and the implementing regulations; changes in the quality or composition of our loan or investment portfolios; technological changes that may be more difficult or expensive than expected; the inability of third-party providers to perform as expected; our ability to manage market risk, credit risk and operational risk in the current economic environment; our ability to enter new markets successfully and capitalize on growth opportunities;  our ability to successfully integrate into our operations any assets, liabilities, customers, systems and management personnel we may acquire and our ability to realize related revenue synergies and cost savings within expected time frames, and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission or the Public Company Accounting Oversight Board; our ability to retain key employees; our compensation expense associated with equity allocated or awarded to our employees; and changes in the financial condition, results of operations or future prospects of issuers of securities that we own. Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Contact: Edward H. Schaefer, President & CEO

(262) 542-4448

FFBW, Inc.

Balance Sheets

June 30, 2021 (Unaudited) and December 31, 2020

(In thousands)

	June 30,	December 31,
Assets	2021	2020

Cash and cash equivalents	$ 84,420	$ 41,479
Available for sale securities, stated at fair value	51,453	64,243
Net Loans	197,997	216,431
Premises and equipment, net	5,514	5,594
Foreclosed assets	-	125
Other assets	13,219	11,100

TOTAL ASSETS	$ 352,603	$ 338,972

Liabilities and Equity

Deposits and escrow	$ 245,921	$ 226,625
Borrowings	8,500	7,500
Other liabilities	1,413	1,582
Total liabilities	255,834	235,707

Total equity	96,769	103,265

TOTAL LIABILITIES AND EQUITY	$ 352,603	$ 338,972

FFBW, Inc.

Condensed Statements of Income

Three Months Ended June 30, 2021 and 2020 (Unaudited)

(In thousands, except share data)

	2021	2020

Interest and dividend income:	$ 2,843	$ 2,818

Interest expense:	265	443

Net interest income	2,578	2,375
Provision for loan losses	0	215

Net interest income after provision for loan losses	2,578	2,160

Noninterest income:	260	300

Noninterest expense:	2,282	2,009

Income before income taxes	556	451
Provision for income taxes	104	86

Net income (loss)	452	365

Earnings (loss) per share
Basis	$ 0.07	$ 0.05
Diluted	$ 0.07	$ 0.05